Exhibit 4.1 (ii)

SCHEDULE

to the

ISDA MASTER AGREEMENT

This is the Schedule to that certain ISDA Master Agreement dated as of March 6, 2008 between Wells Fargo Bank, N.A. (“Party A”) and Barnes Group Inc., a Delaware corporation (“Party B”).

PART 1

Termination Provisions

In this Agreement:

(A) “Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v) (Default under Specified Transaction)	None.;

Section 5(a)(vi) (Cross Default),	None.;

Section 5(a)(vii) (Bankruptcy),	None.; and

Section 5(b)(iv) (Credit Event Upon Merger),	None.

“Specified Entity” means in relation to Party B for the purpose of:

Section 5(a)(v) (Default under Specified Transaction)	Subsidiaries, as defined in the Credit Agreement

Section 5(a)(vi) (Cross Default),	Subsidiaries, as defined in the Credit Agreement

Section 5(a)(vii) (Bankruptcy),	Significant Subsidiaries, as defined in the Credit Agreement; and

Section 5(b)(iv) (Credit Event Upon Merger),	Subsidiaries, as defined in the Credit Agreement

(B) “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(C) The “Cross-Default” provisions of Section 5(a)(vi) of this Agreement will apply to Party A and to Party B, provided, however, that the following provision shall be inserted at the end of Section 5(a)(vi):

“provided, however, that an Event of Default shall not occur under either (1) or (2) above if the default, Event of Default or other similar event or condition referenced to in (1) or the failure to pay referred to in (2) is a failure to pay caused by an error or omission of an administrative or operational nature and funds were available to such party to enable it to make the relevant payment when due and such payment is in fact made on or before the second Local Business Day following receipt of written notice from the other party of such failure to pay.”

“Specified Indebtedness” will have the meaning specified in Section 14; provided, however, with respect to Party A such term shall not include deposits and obligations in respect of deposits received in the ordinary course of Party A’s banking business.

“Threshold Amount” means with respect to Party A, an amount equal to 3% of the Shareholders Equity (as hereinafter defined) of Party A and with respect to Party B, (i) $0 in respect of any Specified Indebtedness owing to Party A, and (ii) $20,000,000 in respect of any other Specified Indebtedness.

For purposes of the foregoing, the term “Shareholders Equity” shall mean an amount equal to the greater of (x) zero and (y) an amount equal to such party’s total assets minus its total liabilities, as reflected on such party’s most recent audited financial statements, or if such party does not have audited financial statements, then its most recent financial statements.

(D) The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of this Agreement will apply to Party A and to Party B.

(E) The “Automatic Early Termination” provision of Section 6(a) of this Agreement will not apply to Party A or to Party B.

(F) Payments on Early Termination. For the purpose of Section 6(e) of this Agreement: (i) Market Quotation will apply, and (ii) Second Method will apply.

(G) “Termination Currency” means United States Dollars.

(H) Additional Termination Event will apply. Each of the following shall constitute an Additional Termination Event:

(a) The Fourth Amended and Restated Revolving Credit Agreement made as of September 19, 2007 by and among Barnes Group Inc. and Barnes Group Switzerland GmbH, as Borrowers, Bank of America, N.A. and the other lending institutions from time to time party thereto, as Lenders, Banc of America Securities LLC, as Arranger, KeyBank National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and The Bank of New York and The Governor and Company of The Bank of Ireland, as Co-Documentation Agents, as amended, modified, supplemented, renewed, extended or replaced from time to time (the “Credit Agreement”), or any promissory note, loan agreement, credit agreement, reimbursement agreement or other document or instrument evidencing a credit extension from Party A to Party B, is terminated, cancelled, voided, breached or amended in any manner which would affect Party B’s ability to perform its obligations under this Agreement, determined by Party A in its sole discretion. Upon the occurrence of such event, Party B shall be deemed to be the sole Affected Party and all Transactions shall be deemed to be Affected Transactions;

(b) If there shall exist a “Change of Control” as defined in the Credit Agreement. Upon the occurrence of such event, Party B shall be deemed to be the sole Affected Party and all Transactions shall be deemed to be Affected Transactions; or

(c) During the term of this Agreement, Party B shall at any time (A) grant or cause to be granted to any person a lien upon or security interest in any property as security, or provide a letter of credit or other credit support, for the obligations of Party B under the Credit Agreement and (B) fail at the same time to provide Party A collateral, letter of credit or other credit support in amount, form, and substance satisfactory to Party A (in its sole discretion) to secure the obligations of Party B hereunder. Upon the occurrence of such event, Party B shall be deemed to be the sole Affected Party and all Transactions shall be deemed to be Affected Transactions.

PART 2

Tax Representations

(A) Payer Representations. For the purpose of Section 3(e) of this Agreement, each party makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(B) Payee Representations.

(i) For the purpose of Section 3(f) of this Agreement, Party A represents that it is a national banking association organized under the laws of the United States.

(ii) For the purpose of Section 3(f) of this Agreement, Party B represents that it is a corporation established under the laws of the State of Delaware.

PART 3

Agreement to Deliver Documents

For the purposes of Section 4(a)(i) and (ii) of this Agreement, the parties agrees that the following documents will be delivered:

Party Required to Deliver Document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B	Satisfactory evidence of its capacity and ability to enter into this Agreement and any Transaction hereunder	Upon execution of this Agreement and upon request	Yes

Party A and Party B	Certified evidence of the authority, incumbency and specimen signature of each person executing any document on its behalf in connection with this Agreement	Upon execution of this Agreement and upon request	Yes

Party A and Party B	The Credit Support Document(s), if any, listed in Part 4(f) of this Schedule	Upon execution of this Agreement	Yes

Party Required to Deliver Document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B	Duly executed and completed U.S. Internal Revenue Service Form W-9 (or successor thereto).	Upon execution of this Agreement, promptly upon reasonable demand by Party A and promptly upon learning that any such form previously provided by Party B has become obsolete or incorrect	Yes

Party A and Party B	Such other documents as Party A or Party B may reasonably request	Upon request	Yes

PART 4

Miscellaneous

(A) Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

Address for notices or communications to Party B:

Address:	Barnes Group Inc.
123 Main Street
P.O. Box 489
Bristol, Connecticut 06011 -0489
Facsimile: (860) 582-4008
Attention: Treasurer

With a copy to:

Barnes Group Inc.
123 Main Street
P.O. Box 489
Bristol, Connecticut 06011 -0489
Attention: General Counsel

Address for all notices or communications to Party A:

Address:	Wells Fargo Bank, N.A.
550 California Street, Suite 1210
MAC A0112-121
San Francisco, California 94104
Telephone: (877) 240-0795
Facsimile: (415) 986-2604
Attention: Derivatives Documentation Manager

Additional Address for notices or communications for operational purposes (payments and settlements):

Address:	Wells Fargo Bank, N.A.
550 California Street, Suite 1210
MAC A0112-121
San Francisco, California 94104
Facsimile No.: (415) 646-9208
Attention: Back Office Operations – Settlements

(B) Process Agent. For the purpose of Section 13(c) of this Agreement, neither Party A nor Party B will appoint a Process Agent.

(C) Offices. The provisions of Section 10(a) will apply to this Agreement.

(D) Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(E) Calculation Agent. The Calculation Agent is Party A, unless Party A is a Defaulting Party hereunder, in which case the Calculation Agent shall be a mutually agreed upon dealer in the relevant market.

(F) Credit Support Document.

Credit Support Document means, in relation to Party A: None.

Credit Support Document means, in relation to Party B: None.

(G) Credit Support Provider.

Credit Support Provider means in relation to Party A: None.

Credit Support Provider means in relation to Party B: None.

(H) Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

(I) Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will apply to each Transaction.

(J) “Affiliate” will have the meaning specified in Section 14 of this Agreement.

PART 5

Other Provisions

(A) Confirmations. Notwithstanding anything to the contrary in this Agreement:

(i) The parties hereto agree that with respect to each Transaction hereunder a legally binding agreement shall exist from the moment that the parties hereto agree on the essential terms of such Transaction, which the parties anticipate will occur by telephone.

(ii) For each Transaction Party A and Party B agree to enter into hereunder, Party A shall promptly send to Party B a Confirmation setting forth the terms of such Transaction. Party B shall execute and return the Confirmation to Party A or request correction of any error within three Business Days of receipt. Failure of Party B to respond within such period shall not affect the validity or enforceability of such Transaction and shall be deemed to be an affirmation of such terms.

(B) Definitions. For each Transaction (unless otherwise specified in a Confirmation) all provisions of the 2000 ISDA Definitions (as published by the International Swaps & Derivatives Association, Inc.), including the Annex to the 2000 ISDA Definitions and any supplements thereto, are hereby incorporated by this reference into this Agreement and shall form a part hereof as if set forth in full herein.

(C) Additional Representations. Section 3 of this Agreement is hereby amended by adding at the end thereof the following subsections (g) through (l):

“(g) Eligible Contract Participant. It is an “eligible contract participant” as that term is defined in Section 1a(12) of the Commodity Exchange Act (7 U.S.C. 1a(12)), as amended.”

“(h) No Agency. It is entering into this Agreement, any Credit Support Document to which it is a party, each Transaction and any other documentation relating to this Agreement or any Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).”

“(i) Creditworthiness. The economic terms of this Agreement, and any Credit Support Documents to which it is a party, and each Transaction have been individually tailored and negotiated by it, and the creditworthiness of the other party was a material consideration in its entering into or determining the terms of this Agreement, such Credit Support document, and such Transaction.”

“(j) Individual Negotiation. This Agreement (including each Transaction) has been subject to individual negotiation by the parties, including individualized creditworthiness determinations.”

“(k) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms, conditions and risks of this Agreement and each Transaction hereunder. It is also capable of assuming, and assumes, the risks of this Agreement and each Transaction hereunder.”

“(l) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction: it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into a Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee of the expected results of that Transaction.”

(D) Right of Setoff. Section 6 of this Agreement is amended by adding the following new Section 6(f):

“(f)	Set-off. Any amount (the “Early Termination Amount”) payable to one party (the Payee) by the other party (the Payer) under Section 6(e), in circumstances where there is a Defaulting Party or one Affected Party, will, at the option of the party (“X”) other than the Defaulting Party or the Affected Party (and without prior notice to the Defaulting Party or the Affected Party), be reduced by its set-off against any amount(s) (the “Other Agreement Amount”) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer (irrespective of the currency, place of payment or booking office of the obligation) under any other agreement(s) issued or executed by one party to or in favour of, the other party (and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this Section 6(f).

For this purpose, either the Early Termination Amount or the Other Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(E) Inconsistency Among Definitions or Provisions. In the event of any inconsistency between the definitions or provisions in any of the following documents, the relevant document first listed below shall govern: (i) a Confirmation; (ii) the Schedule to the ISDA Master Agreement; (iii) the ISDA Master Agreement; and (iv) the 2000 ISDA Definitions.

(F) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

(G) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY TRIAL OR LITIGATION ARISING OUT OF OR IN CONNECTION WITH ANY TRANSACTION OR THIS AGREEMENT.

(H) Consent to Recording. Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties in connection with this Agreement or any potential Transaction, and (ii) agrees to obtain any necessary consents of and give notice of such recording to its personnel, and (iii) consents to the submission of any such tape recording in evidence in any Proceedings.

(I) Events of Default. Section 5 of this Agreement is hereby amended as follows:

(i) Credit Support Default. Section 5(a)(iii) of this Agreement is hereby amended by the addition of “or if there is no applicable grace period, three Local Business Day after notice of such failure is given to the party or Credit Support Provider (as the case may be)” after “elapsed” in the fourth line thereof.

PART 6

FX Transaction and Currency Options

(A) Incorporation and Amendment of 1998 FX and Currency Option Definitions.

(i) Incorporation of 1998 FX and Currency Option Definitions. The 1998 FX and Currency Option Definitions, as amended from time to time (the “1998 Definitions”), published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Trader Association and The Foreign Exchange committee, are hereby incorporated by reference with respect to any “Currency Option Transactions” and “FX Transactions” as defined by the 1998 Definitions, except as otherwise specifically provided herein or in the Confirmation.

(ii) Amendment of 1998 FX and Currency Option Definitions. The following amendments are made to the 1998 Definitions:

Section 2.1 of the 1998 Definitions is amended by adding the following as Section 2.1(b):

Currency Obligation. “Currency Obligation” means the undertaking of a party hereunder to receive or deliver an amount of currency, including a netted Currency Obligation, and including any Currency Obligation previously entered into by the parties.

(B) Confirmations. Any confirmation (whether provided by mail, facsimile or other electronic means) in respect of any FX Transaction or Currency Option Transaction into which the parties may enter, or may have entered into prior to the date hereof, that fails by its terms to expressly exclude the application of this Agreement shall (to the extent not otherwise provided for in this Agreement) (i) constitute a “Confirmation” as referred to in this Agreement, even when not so specified in such confirmation; and (ii) supplement, form a part of, and be subject to this Agreement, and all provisions in this Agreement will govern such Confirmation except as expressly modified therein.

(C) Netting and Related Provisions. Section 2(c) shall not apply to FX Transaction or Currency Option Transactions. In lieu thereof, the following shall apply:

(i) Netting, Discharge and Termination of FX Transactions. The following provisions shall apply to FX Transactions:

Unless otherwise agreed by the parties, whenever an FX Transaction is entered into between the parties which creates a Currency Obligation in the same currency and for the same Settlement Date as an existing Currency Obligation between the parties, such Currency Obligation shall automatically and without further action be netted, individually canceled and simultaneously replaced through novation by a new Currency Obligation under which the party having the obligation to deliver the greater aggregate amount of currency shall be obligated to deliver the excess of such greater aggregate currency amount over such lesser aggregate currency amount. Such new Currency Obligation shall be considered a “Currency Obligation” under this Agreement.

(ii) Netting, Discharge and Termination with Respect to Currency Option Transactions. The following provisions shall apply to Currency Option Transactions:

Unless otherwise agreed by the parties, any Call or Put written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against a Call or a Put, respectively, having the same identical terms, written by the other party; and, upon the occurrence of such termination or discharge, neither party shall have any further obligation to the other party in respect of the parts so terminated and discharged (except for the obligation of either party to pay any Premium due, but not paid, thereunder); and the remaining portion of any Currency Option Transaction, which is partially discharged and terminated, shall continue to be a Currency Option Transaction under this Agreement.

(D) Inconsistencies. In the event of any conflict between:

(i) the terms of a Deliverable FX Transaction Confirmation and this Agreement, the terms of this Agreement shall supersede;

(ii) the terms of a Deliverable FX Transaction Confirmation, where the Confirmation explicitly states that it shall so prevail and has been signed by both parties, its terms shall supersede the terms of this Agreement;

(iii) the terms of a Currency Option Transaction or a Non-Deliverable FX Transaction Confirmation and this Agreement, the terms of the Confirmation shall supersede.

(E) Definitions. Section 14 of this Agreement is hereby amended as follows:

The definition of “Terminated Transactions” shall be deemed to include Currency Obligations.

(F) Premium Payment. Notwithstanding the provisions of Section 5 of this Agreement or any other provisions of this Agreement, if in connection with a Currency Option Transaction a Premium is not received on the Premium Payment Date, the Seller may elect: (i) to accept a later payment of such Premium or (ii) to give written notice of such non-payment and, if such payment shall not be received within three Local Business Days of such notice, treat the related Currency Option Transaction as void. If the Seller elects to act under clause (i) of the preceding sentence, the Buyer shall pay interest on such Premium in the same currency as such Premium from the day such Premium was due until the day paid at the Default Rate, as determined in good faith by the Seller; and if the Seller elects to act under clause (ii) of the preceding sentence, the Buyer shall pay all of Seller’s losses, costs and expenses, including, but not limited to, legal fees and out-of-pocket expenses of the Seller, incurred in connection with such unpaid or late Premium or void Currency Option Transaction, including, but not limited to, interest on such Premium in the same currency as such Premium at the then prevailing market rate and any other costs or expenses incurred by the Seller in covering its obligations (including, but not limited to, a delta hedge) with respect to such Currency Option Transaction.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

Party A		Party B

Wells Fargo Bank, N.A.		Barnes Group Inc.,
a Delaware corporation

By:	/s/ Karen K. Ahrens	By:	/s/ David J. Sinder
Name:	Karen K. Ahrens	Name:	David J. Sinder
Title:	Vice President	Title:	Assistant Treasurer
Date:	5/19/08	Date:	5/16/08

		By:	/s/ Lawrence W. O’Brien
		Name:	Lawrence W. O’Brien
		Title:	VP Treasurer
		Date:	5/16/08